EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 29, 2008

LOS ANGELES, California (April 28, 2008) – Ducommun Incorporated (NYSE: DCO) today reported results for its first quarter ended March 29, 2008.

Sales for the first quarter of 2008 were $98.7 million, compared to $88.1 million for the first quarter of 2007. Net income for the first quarter of 2008 was $5.3 million, or $0.49 per diluted share, compared to net income of $3.8 million, or $0.37 per diluted share, for the comparable period last year.

Sales for the first quarter of 2008 increased 12% from the same period last year due to an increase in both military and commercial sales. The Company’s mix of business in the first quarter of 2008 was approximately 59% military, 39% commercial and 2% space, compared to 59% military, 38% commercial and 3% space in the first quarter of 2007.

Gross profit, as a percentage of sales, increased to 21.2% in the first quarter of 2008 from 21.0% in the first quarter of 2007. The gross profit increase was primarily attributable to an improvement in operating performance at Ducommun AeroStructures, partially offset by lower operating performance at Ducommun Technologies.

Selling, general and administrative (SG&A) expenses increased to $12.4 million, compared to $12.2 million in the first quarter of 2007.

Net income for the first quarter of 2008 increased 38% from the first quarter of 2007, primarily due to the reasons stated above and lower interest expense, partially offset by a higher effective tax rate in the first quarter of 2008. The Company’s effective tax rate for the first quarter of 2008 was 36.8%, compared to 32.1% for the first quarter of 2007.

Joseph C. Berenato, chairman and chief executive officer, stated, “Our strong operating performance this quarter reflects the broad strength of our markets and the benefits we continue to see from our Lean and Six Sigma activities. We continue to focus on improving our technological and operational capabilities through our use of Lean and Six Sigma. Our recent reorganization and financial results are indicative of our continuous improvement efforts.”

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-299-6183 (international 617-801-9713) approximately ten minutes prior to the conference time stated above. The participant passcode is 79011773. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes. This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 29, 2008 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share amounts)

	Three Months Ended
	March 29, 2008	March 31, 2007
Sales and Service Revenues
Product Sales	$84,309	$74,496
Service Revenues	14,349	13,556

Total	98,658	88,052

Operating Costs and Expenses:
Cost of Product Sales	66,234	58,770
Cost of Service Revenues	11,533	10,805
Selling, General & Administrative Expenses	12,379	12,226

Total	90,146	81,801

Operating Income	8,512	6,251
Interest Expense	(203)	(652)
Income Tax Expense	(3,057)	(1,799)

Net Income	$5,252	$3,800

Earnings Per Share:
Basic Earnings Per Share	$0.50	$0.37
Diluted Earnings Per Share	$0.49	$0.37
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,551	10,301
Diluted	10,635	10,391

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DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 29, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	13,151	31,571
Accounts receivable, less allowance for doubtful accounts	47,402	39,226
Unbilled receivables	7,353	5,615
Inventories	73,623	67,769
Deferred income taxes	8,034	7,727
Other current assets	5,253	5,328

Total Current Assets	154,816	157,236
Property and Equipment, Net	57,187	56,294
Goodwill, Net	106,632	106,632
Other Assets	11,737	12,314

	$330,372	$332,476

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,863	$1,859
Accounts payable	30,171	33,845
Accrued liabilities	39,410	43,829

Total Current Liabilities	71,444	79,533
Long-Term Debt, Less Current Portion	22,903	23,892
Deferred Income Taxes	5,643	5,584
Other Long-Term Liabilities	10,608	9,416

Total Liabilities	110,598	118,425

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	105	105
Additional paid-in-capital	54,244	53,444
Retained earnings	167,444	162,192
Accumulated other comprehensive loss	(2,019)	(1,690)

Total Shareholders’ Equity	219,774	214,051

	$330,372	$332,476

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